EXHIBIT 99.1

FBR Reports Fourth Quarter and Full Year 2013 Financial Results

ARLINGTON, Va., Feb. 4, 2014 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net after-tax earnings of $92.9 million, or $7.17 per diluted share for the year ended December 31, 2013, compared to net after-tax earnings of $29.7 million, or $2.15 per diluted share in 2012. Pretax income from continuing operations for 2013 was $57.3 million on revenue of $259.8 million compared with $3.9 million on revenue of $151.5 million in 2012.

For the quarter ended December 31, 2013, net after-tax earnings were $8.6 million, or $0.69 per diluted share, compared to net after-tax earnings of $32.1 million, or $2.40 per diluted share in the fourth quarter of 2012 and net after-tax earnings of $6.4 million, or $0.48 per diluted share in the third quarter of 2013. Pretax income from continuing operations for the quarter ended December 31, 2013 was $3.6 million compared to $9.2 million in fourth quarter of 2012 and $3.1 million in the third quarter of 2013.

Fourth quarter 2013 revenue was $40.6 million compared to $58.9 million for the fourth quarter of 2012 and $34.1 million for the third quarter of 2013.

Fourth quarter 2013 total expenses were $37.0 million, compared to $49.7 million in the fourth quarter of 2012 and $30.9 million in the third quarter of 2013. The increase in total expense quarter-over-quarter was primarily due to higher compensation as a result of higher revenues and increased transaction expenses. Non-compensation fixed expenses from continuing operations in the fourth quarter of 2013 totaled $11.3 million, compared to $10.9 million in the fourth quarter of 2012 and $11.0 million in the third of quarter 2013.

2013 Overview

  Investment banking revenue was $196.2 million in 2013 compared to $90.7 million in 2012. These revenues result from the completion of 66 transactions representing a total of $16 billion in transaction volume.
  Institutional brokerage generated net revenue of $53.7 million for 2013 compared to $52.5 million in 2012.
  The Company earned $9.9 million in net investment income, interest and dividends in 2013 compared to $8.4 million in 2012.
  Non-compensation fixed expenses for 2013 were $43.6 million compared to $45.1 million in 2012, reflecting the Company's ongoing focus on reducing costs.
  Pretax operating margin from continuing operations for the year was 22% and return on equity was 35% for the year.
  The Company's valuation allowance release with respect to a significant portion of its deferred tax assets resulted in a tax benefit of $27.5 million for the year.
  During the fourth quarter of 2013, the Company received final payment of $19.3 million from the 2012 sale of its asset management business with net income from discontinued operations totaling $8.2 million for the year.
  The Company ended 2013 with 302 employees up from 256 at the beginning of the year with the increase relating mostly to the group hire accomplished in the fourth quarter of 2013. Compensation and benefits expenses were 56% of net revenue for the year.
  As of December 31, 2013, shareholders' equity totaled $290.8 million, with $208.0 million held in cash, and the Company's tangible book value per share was $26.86, up from $19.18 from the end of 2012.

In the fourth quarter, the Company repurchased 885 thousand shares at an average price of $25.80 per share. Included in the fourth quarter purchases were 737 thousand shares at $25.75 per share from affiliates of Crestview Partners. For the year ended December 31, 2013, the Company returned capital of $55.5 million to shareholders through the repurchase of 2.4 million shares at an average price of $23.36 per share. Following these purchases, the Company continues to have Board authorization to purchase an additional 1.6 million shares.

"We are pleased that the foundation we have laid over the past several years paid off in 2013 from a profitability and shareholder return perspective," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR & Co. "In 2014, we intend to follow the same formula that yielded success in 2013- clients first, expenses low, and capital management that adds to operating returns."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EST, Wednesday, February 5, 2014, may do so via the Web or conference call at:

Webcast link: http://www.media-server.com/m/p/4eotmjfu

Conference call dial-in number (domestic, toll-free): 855.425.4204

Conference call dial-in number (international): 484.756.4245

Access code: 34080404

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follow.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2013	2012	2013	2012
REVENUES:
Investment banking:
Capital raising	$ 21,667	$ 44,577	$ 186,516	$ 84,144
Advisory	1,605	210	9,697	6,525
Institutional brokerage:
Principal transactions	4,730	5,002	21,373	19,353
Agency commissions	8,987	7,833	32,365	33,119
Net investment income	2,963	684	6,920	4,906
Interest, dividends & other	645	620	2,950	3,445
Total revenues	40,597	58,926	259,821	151,492

EXPENSES:
Compensation and benefits	22,395	33,118	144,720	82,672
Professional services	3,098	3,545	12,326	12,839
Business development	2,864	2,746	9,602	9,394
Clearing and brokerage fees	1,070	1,460	4,922	7,490
Occupancy and equipment	3,086	4,072	12,271	15,755
Communications	2,788	2,989	11,101	12,553
Other operating expenses	1,715	1,785	7,609	6,861
Total expenses	37,016	49,715	202,551	147,564

Income from continuing operations before income taxes	3,581	9,211	57,270	3,928
Income tax (benefit) provision	(3,603)	162	(27,483)	(1,078)

Income from continuing operations, net of taxes	7,184	9,049	84,753	5,006
Income from discontinued operations, net of taxes	1,415	23,070	8,159	24,685

Net income	$ 8,599	$ 32,119	$ 92,912	$ 29,691

Basic earnings per share:
Income from continuing operations, net of taxes	$ 0.63	$ 0.72	$ 7.09	$ 0.38
Income from discontinued operations, net of taxes	0.13	1.84	0.68	1.86
Net income	$ 0.76	$ 2.56	$ 7.77	$ 2.24

Diluted earnings per share:
Income from continuing operations, net of taxes	$ 0.58	$ 0.68	$ 6.54	$ 0.36
Income from discontinued operations, net of taxes	0.11	1.72	0.63	1.79
Net income	$ 0.69	$ 2.40	$ 7.17	$ 2.15

Weighted average shares - basic	11,320	12,545	11,963	13,274
Weighted average shares - diluted	12,514	13,401	12,960	13,798

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2013	2012

Cash and cash equivalents	$ 207,973	$ 174,925
Receivables:
Due from brokers, dealers and clearing organizations	4,949	4,670
Customers	4,485	2,579
Other	658	10,902
Financial instruments owned, at fair value	144,743	121,404
Other investments, at cost	7,681	8,388
Furniture, equipment and leasehold improvements, net	3,286	3,693
Deferred tax assets, net of valuation allowance	30,893	--
Prepaid expenses and other assets	5,904	6,883
Total assets	$ 410,572	$ 333,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 42,241	$ 56,929
Accrued compensation and benefits	58,502	19,075
Accounts payable, accrued expenses and other liabilities	10,351	13,878
Due to brokers, dealers and clearing organizations	8,701	3,698
Total liabilities	119,795	93,580

Shareholders' equity:
Common stock	11	12
Additional paid-in capital	362,983	402,668
Employee stock loan receivable, including accrued interest	--	(307)
Restricted stock units	21,487	25,235
Accumulated other comprehensive income (loss)	34	(1,094)
Accumulated deficit	(93,738)	(186,650)
Total shareholders' equity	290,777	239,864
Total liabilities and shareholders' equity	$ 410,572	$ 333,444

Book Value per Share	$26.86	$19.18

Shares Outstanding (in thousands)	10,824	12,505

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-4 13	Q-3 13	Q-2 13	Q-1 13	Q-4 12
Revenues	$ 40,597	$ 34,056	$ 67,242	$ 117,926	$ 58,926

Expenses:
Variable	10,809	6,587	29,572	57,966	24,693
Fixed	26,207	24,319	23,038	24,053	25,022

Income from continuing operations before income taxes	3,581	3,150	14,632	35,907	9,211
Income tax (benefit) provision	(3,603)	361	(25,700)	1,459	162

Income from continuing operations, net of taxes	7,184	2,789	40,332	34,448	9,049
Income from discontinued operations, net of taxes	1,415	3,622	2,316	806	23,070
Net income	$ 8,599	$ 6,411	$ 42,648	$ 35,254	$ 32,119

Fixed expenses from continuing operations	$ 26,207	$ 24,319	$ 23,038	$ 24,053	$ 25,022
Less: Non-cash expenses[1]	2,199	2,212	2,189	1,839	2,000
Corporate transaction costs[2]	--	--	--	--	867

Core fixed costs from continuing operations[3]	$ 24,008	$ 22,107	$ 20,849	$ 22,214	$ 22,155

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 538	$ 506	$ 1,015	$ 1,835	$ 921

Employee count	302	269	265	257	256

[1] Non-cash expenses include compensation costs associated with stock-based awards.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT:  Media: Shannon Hawkins
          703.469.1190 or shawkins@fbr.com

          Investors: Bradley J. Wright
          703.312.9678 or bwright@fbr.com